Exhibit 10.1

EDISON INTERNATIONAL
2013 Executive Annual Incentive Program

1.	PURPOSE
The purpose of this Edison International 2013 Executive Annual Incentive Program (this “Program”) is to promote the success of Edison International, a California corporation, (the “Corporation”), by motivating the executives selected to participate in this Program and set forth in Section 3.1 below (each, a “Participant”) to maximize the performance of the Corporation and rewarding them with cash bonuses directly related to such performance. This Program is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) (“Section 162(m)”) of the United States Internal Revenue Code of 1986, as amended (the “Code”). This Program is adopted under Section 5.2 of the Corporation's 2007 Performance Incentive Plan (the “Plan”). Capitalized terms are defined in the Plan if not defined herein.

2.	ADMINISTRATION
This Program shall be administered by the Compensation and Executive Personnel Committee of the Board (the “Committee”), which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Program shall be taken pursuant to a majority vote or by the unanimous written consent of its members. The Committee shall have the authority to construe and interpret this Program and any agreements or other document relating to Awards under the Program, may adopt rules and regulations relating to the administration of this Program, and shall exercise all other duties and powers conferred on it by this Program. Any decision or action of the Committee within its authority hereunder shall be conclusive and binding upon all persons. Neither the Board nor the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Program (or any Award made under this Program).

3.	AWARDS

3.1
Award Grants; Maximum Annual Incentive Amount. Each “Award” granted to a Participant under this Program represents the opportunity to receive a cash payment determined under this Section 3 (an “Annual Incentive”), subject to the terms and conditions of this Program. The maximum amount of the Annual Incentive payable to each Participant (the “Maximum Annual Incentive Amount”) shall be determined by multiplying (i) the Annual Incentive Pool (as defined in Section 3.2 below), by (ii) the Participant's “Annual Incentive Percentage” as set forth in the following table:

Participant	Annual Incentive Percentage
Theodore F. Craver, Jr.	42%
Robert L. Adler	12%
Ronald L. Litzinger	12%
William J. Scilacci, Jr.	12%
Polly L. Gault	8%
Bertrand A. Valdman	8%
Mark C. Clarke	6%
In no case, however, shall the amount of any Annual Incentive exceed the applicable limit set forth in Section 5.2.3 of the Plan.

3.2
Annual Incentive Pool. As soon as practicable after the end of the Corporation's 2013 fiscal year (the “Performance Period”), the Committee shall determine the amount of the Corporation's earnings from continuing operations (after interest, taxes, depreciation and amortization, and determined on a consolidated basis) for the Performance Period (the “Performance Level”). The “Annual Incentive Pool” shall be determined by multiplying (i) the Performance Level, by (ii) one and one-half percent (1.5%). No Participant shall receive any payment under this Program unless and until the Committee has certified, by resolution or other appropriate action in writing, that the amount of the Performance Level has been accurately determined in accordance with the terms, conditions and limits of this Program and that any other material terms previously established by the Committee or set forth in this Program applicable to the Award were in fact satisfied.

3.3
Committee Discretion. Notwithstanding the foregoing provisions, the Committee shall retain discretion to reduce (but not increase) the Maximum Annual Incentive Amount otherwise payable to any one or more Participants pursuant to Sections 3.1 and 3.2. The Committee may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Corporation's performance relative to its operating or strategic goals for the Performance Period and/or the Participant's individual performance for such period). For purposes of clarity, if the Committee exercises its discretion to reduce the amount of any Annual Incentive payable hereunder, it may not allocate the amount of such reduction to Annual Incentives payable to other Participants.

3.4
Payment of Annual Incentives. Any Annual Incentives shall be paid as soon as practicable following the certification of the Committee's findings under Section 3.2 and its determination of the final Annual Incentive amount (after giving effect to any exercise of its discretion to reduce Annual Incentives pursuant to Section 3.3) and in all events no later than March 15, 2014; in each case subject (i) to tax withholding pursuant to Section 4.6, and (ii) in the case of a Participant eligible to defer compensation under the EIX 2008 Executive Deferred Compensation Plan (the “EDCP”), to any timely deferral election the Participant may have made pursuant to the terms of the EDCP.

3.5	Termination of Employment.

(a)
Except as provided in Section 3.5(b), in the event that a Participant's employment with the Corporation and its Subsidiaries terminates at any time during the Performance Period, the Participant's Award will immediately terminate upon such termination of employment, and the Participant will not be entitled to any Annual Incentive payment in respect of such Award; provided that the Committee may, in its discretion, award a full or partial Annual Incentive for the Performance Period to any Participant whose termination of employment during the Performance Period is due to the Participant's death, permanent and total disability, or Retirement (with the amount of any such Bonus not to exceed the amount the Participant would have been entitled to had he or she remained employed for the entire Performance Period). For purposes of this Section 3.5, the term “Retirement” with respect to a Participant shall mean a termination of the Participant's employment on or after the first day of the month in which the Participant (A) attains age 65 or (B) attains age 61 with five “years of service,” as that term is defined in the Edison 401(k) Savings Plan.

(b)
In the event that the Participant's employment with the Corporation and its Subsidiaries terminates during the Performance Period in circumstances that entitle the Participant to severance benefits pursuant to the Corporation's 2008 Executive Severance Plan, and in such circumstances the Participant satisfies the applicable conditions for receiving severance benefits under that plan (including, without limitation, any requirement to execute and deliver a release of claims), then the provisions of this Section 3.5(b) shall control over Section 2.3.1(b) of the 2008 Executive Severance Plan to determine the Participant's annual incentive for the year in which such termination of employment occurs. If a Participant's Annual Incentive is to be determined pursuant to this Section 3.5(b), the Participant's Annual Incentive shall equal the lesser of (A) or (B); where (A) is determined by multiplying (i) the Participant's highest base salary rate in effect during the 24 months preceding the termination of the Participant's employment, by (ii) the highest target annual incentive percentage in effect for the Participant during those 24 months, by (iii) a fraction (not greater than 1) the numerator of which is the number of weekdays in the Performance Period from January 1, 2013 through the Participant's last day of employment prior to such termination and the denominator of which is the number of weekdays in the entire Performance Period; and (B) is determined by multiplying (i) the Participant's Annual

Incentive Percentage, by (ii) one and one-half percent (1.5%), by (iii) the Corporation's earnings from continuing operations (after interest, taxes, depreciation and amortization, and determined on a consolidated basis) for the portion of the Performance Period through and ending on the last day of the month in which the Participant's termination of employment occurs. In no case, however, shall the amount of any Annual Incentive exceed the applicable limit set forth in Section 5.2.3 of the Plan.

(c)
No Participant shall receive any payment under this Section 3.5 unless and until the Committee has certified, by resolution or other appropriate action in writing, the amount of the Annual Incentive due in accordance with the terms, conditions and limits of this Program. Any Annual Incentive amount due pursuant to this Section 3.5 shall be paid as soon as practicable following the Committee's certification of such amount and in all events no later than March 15, 2014; subject (i) to tax withholding pursuant to Section 4.6, and (ii) in the case of a Participant eligible to defer compensation under the EDCP, to any timely deferral election the Participant may have made pursuant to the terms of the EDCP.

3.6
Adjustments. The Committee shall adjust the Performance Level, Annual Incentive Pool and other provisions applicable to Awards granted under this Program to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation's earnings, or (4) any other similar special circumstances.

3.7
Change in Control. If a Change in Control of EIX occurs at any time during the Performance Period, the Performance Period for all outstanding Awards will be shortened so that the Performance Period will be deemed to have ended on the last day prior to such Change in Control of EIX. The Annual Incentive Pool and the Annual Incentives payable with respect to each Award will be determined in accordance with the foregoing provisions of this Section 3 based on such shortened Performance Period. Such Annual Incentives shall be paid (subject to tax withholding pursuant to Section 4.6) as soon as practicable following the date of the Change in Control of EIX. For purposes of this Section 3.7, “Change in Control of EIX” shall have the meaning ascribed to such term in the Corporation's 2013 Long-Term Incentives Terms and Conditions.

4.	GENERAL PROVISIONS

4.1	Rights of Participants.

(a)
No Right to Continued Employment. Nothing in this Program (or in any other documents evidencing any Award under this Program) will be deemed to confer on any Participant any right to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary to terminate his or her employment at any time.

(b)
Program Not Funded. No Participant or other person will have any right or claim to any specific funds, property or assets of the Corporation by reason of any Award hereunder. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

4.2
Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Program shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 4.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant's legal representative or beneficiary or (b) after the disability of a Participant to the disabled Participant's personal representative.

4.3
Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

4.4	Governing Law. This Program will be construed under the laws of the State of California.

4.5	Construction.

(a)
Section 162(m). It is the intent of the Corporation that this Program, Awards and Annual Incentives paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Program inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

(b)
Section 409A. It is the intended that Awards under this Program qualify as “short-term deferrals” within the meaning of the guidance provided by the Internal Revenue Service under Section 409A of the Code and this Program shall be interpreted consistent with that intent.

4.6
Tax Withholding. Upon the payment of any Annual Incentive, the Corporation shall have the right to deduct the amount of any federal, state or local taxes that the Corporation or any Subsidiary may be required to withhold with respect to such payment.

4.7
Amendment or Termination of Program. The Board or the Committee may at any time terminate, amend, modify or suspend this Program, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

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